Exhibit 21

SUBSIDIARIES OF L.B. FOSTER COMPANY

(as of December 31, 2012)

Name of Corporation	Jurisdiction of Incorporation
Coal Train Holdings, Inc.	Delaware
CXT Incorporated	Delaware
L.B. Foster Rail Technologies, Corp	British Columbia, Canada
Kelsan Technologies (Europe)	United Kingdom
Portec Rail Nova Scotia Company	Nova Scotia, Canada
L.B. Foster Rail Technologies, Inc.	West Virginia
L.B. Foster Rail Technologies (UK) Limited	United Kingdom
L.B. Foster Rail Technologies Canada LTD	Quebec, Canada
Salient Systems, Inc.	Ohio